Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Health In Tech, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(1)(2)
Equity	Class A Common Stock, par value $0.001 per share(3)	Rule 457(a)	2,645,000	$5.00	$13,225,000	0.0001476	$1,952.01
Equity	Class A Common Stock, par value $0.001 per share(4)	Rule 457(a)	1,969,585	$5.00	$9,847,925	0.0001476	$1,453.55

Total Offering Amounts					$23,072,925		$3,405.56
Total Fees Previously Paid							$-
Total Fee Offsets							-
Net Fee Due							$3,405.56

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Includes shares of Class A Common Stock which may be issued upon exercise of a 30-day option granted to the Representative to cover over-allotments, if any.

(4)	This Registration Statement also covers the resale by the Selling Shareholder of up to 1,969,585 shares of Class A Common Stock previously issued to the Selling Shareholder as named in the Registration Statement.